CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 33-13690 and 811-5125) of our reports dated February 12, 2014 on the financial statements and financial highlights of Appreciation Portfolio, Opportunistic Small Cap Portfolio, Growth and Income Portfolio, International Equity Portfolio, International Value Portfolio, Money Market Portfolio and Quality Bond Portfolio (seven of the series comprising Dreyfus Variable Investment Fund) included in each Fund’s annual report for the fiscal year ended December 31, 2013.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 10, 2014